Exhibit 99.1

Nordson Corporation Reports Third Quarter Results for Fiscal 2009

  Sales and net income improve 9 percent and 73 percent over second quarter
  Operating margin improves to 18 percent and return on sales improves to 12 percent
  Strong third quarter free cash flow of $35 million more than doubles level of a year ago

WESTLAKE, Ohio--(BUSINESS WIRE)--August 20, 2009--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of its 2009 fiscal year. For the quarter ending July 31, 2009, sales of $206 million generated net income of $24 million. Diluted earnings per share were $0.71, inclusive of a $0.02 per share charge related to previously announced cost reduction activities and a $0.02 per share gain related to a one-time tax benefit. Prior year sales, net income and diluted earnings per share were $288 million, $32 million and $0.93, respectively.

“Rising sequential demand in technology end markets coupled with continued execution of our enterprise-wide cost reduction initiatives enabled Nordson to deliver outstanding performance in the quarter,” said Chairman, President and Chief Executive Officer Edward P. Campbell. “Operating margin for the quarter reached 18 percent, equal to the margin achieved during 2008’s record third quarter. Return on sales increased to 12 percent in the current quarter, exceeding the strong level of the third quarter last year. This excellent performance highlights our management team’s solid execution. This level of profitability led to strong free cash flow of $35 million in the quarter, more than double the amount generated in the same period a year ago.”

Third Quarter Segment & Regional Results

“The Advanced Technology segment returned to excellent profitability in the quarter on 38 percent sequential sales growth and a lower cost structure,” said Campbell. “Within Adhesive Dispensing, operating margin improved to 29 percent, driven by excellent expense control and stable revenue in consumer non-durables end markets. Industrial Coatings & Automotive continued to be impacted by reduced capital spending in consumer durables end markets. On a company-wide basis, demand for replacement parts and consumables remained more stable than did demand for systems.”

Detailed sales by operating segment and geography are included in the accompanying tables.

Fiscal Year-to-Date Results

For the first nine months of fiscal 2009, sales were $582 million and net income was $49 million. Earnings per share on a diluted basis for the period were $1.46, inclusive of $0.27 in charges related to restructuring activities and $0.20 in gains related to the sale of real estate assets and one-time tax benefits. Sales, net income and diluted earnings per share for the first nine months in the prior year were $827 million, $87 million and $2.53, respectively.

“The company remains on pace to realize its estimate of an $80 million reduction in total selling and administrative expenses, before restructuring charges and currency benefits, for the fiscal year,” added Campbell.

Order Rates and Backlog

Order rates for the 12-week period ending August 16, 2009, measured in constant currency, decreased 21 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the third quarter was approximately $95 million, a decrease of 23 percent compared with $124 million at the end of the third quarter last year, and an increase of 14 percent compared with $83 million at the end of the second quarter of fiscal year 2009. Backlog amounts are calculated at July 31, 2009 exchange rates.

“Due to the still challenging current economic conditions and our record performance in 2008, we continue to view patterns in sequential order rates as more indicative of the direction of our business than year-over-year comparisons at this time,” said Campbell. “In the current 12-week period versus the immediately preceding 12-week period, order rates continued to improve in all segments.”

Outlook

For the fourth quarter of fiscal year 2009, sales are expected to be in the range of $224 million to $235 million, the third consecutive quarter of sequential improvement. Diluted earnings per share are expected to be in the range of $0.75 to $0.87, inclusive of a $0.04 per share charge associated with restructuring activities. Prior year fourth quarter sales and diluted earnings per share were $298 million and $0.90, respectively. With this forecast, sales for the full year of fiscal 2009 would be between $806 million and $817 million, with diluted earnings per share ranging between $2.21 and $2.33.

”We are encouraged by continuing sequential improvement in our order trends and by general signs of resilience in the global economy,” said Campbell. “Our strong balance sheet, solid margins, strong free cash flow and ample sources of credit provide us with much flexibility. While the cost reduction actions we have taken thus far have been far-reaching, they are not impacting our ability to serve customers or compete effectively. We remain well positioned and are actively making the ongoing investments that enable us to expand our long-term competitive advantages.”

Nordson will broadcast its third-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Friday, August 21, 2009 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jjaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in 32 countries.

A summary of sales, income, earnings and order rates is presented in the attached tables.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2009
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$ 206,273	$ 288,362	$ 581,721	$ 827,167
Cost of sales	84,536	125,923	249,864	358,996
Selling & administrative expenses	84,559	111,142	263,025	326,252

Operating profit	37,178	51,297	68,832	141,919

Interest expense - net	(1,639)	(3,225)	(5,809)	(12,368)
Other income (expense) - net	77	2,617	7,277	4,838

Income before income taxes	35,616	50,689	70,300	134,389
Income taxes	11,637	18,319	21,322	47,631

Net Income	$ 23,979	$ 32,370	$ 48,978	$ 86,758

Return on sales	12%	11%	8%	10%
Return on average shareholders' equity	16%	21%	11%	20%

Average common shares outstanding (000's)	33,562	33,897	33,547	33,681

Average common shares and common share equivalents (000's)	33,610	34,637	33,575	34,318

Per share:

Basic earnings	$ .71	$ .95	$ 1.46	$ 2.58
Diluted earnings	$ .71	$ .93	$ 1.46	$ 2.53

Dividends paid	$ .1825	$ .1825	$ .5475	$ .5475

THIRD QUARTER PERIOD
Period Ending July 31, 2009
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2009	2008

Cash and marketable securities	$ 20,522	$ 11,760
Receivables	174,522	224,813
Inventories	106,758	118,034
Other current assets	29,774	29,706
Total current assets	331,576	384,313

Property, plant & equipment - net	125,006	133,843
Other assets	649,634	648,513

	$ 1,106,216	$ 1,166,669

Notes payable and debt due within one year	$ 6,390	$ 46,351
Accounts payable and accrued liabilities	119,829	157,645
Total current liabilities	126,219	203,996

Long-term debt	197,260	238,550
Other liabilities	158,466	150,011
Total shareholders' equity	624,271	574,112

	$ 1,106,216	$ 1,166,669

Other information:

Employees	3,750	4,200

Common shares outstanding (000's)	33,597	33,708

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2009
(Unaudited)

	Third Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
SALES BY BUSINESS SEGMENT	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

Adhesive dispensing systems	$ 112,538	$ 152,851	-21.0%	-5.4%	-26.4%	$ 328,184	$ 429,167	-17.1%	-6.4%	-23.5%
Advanced technology systems	69,058	94,555	-23.3%	-3.7%	-27.0%	175,572	272,222	-30.4%	-5.1%	-35.5%
Industrial coating & automotive systems	24,677	40,956	-36.5%	-3.2%	-39.7%	77,965	125,778	-34.6%	-3.4%	-38.0%

Total sales by business segment	$ 206,273	$ 288,362	-24.0%	-4.5%	-28.5%	$ 581,721	$ 827,167	-24.2%	-5.5%	-29.7%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2009	2008				2009	2008

Adhesive dispensing systems	$ 32,255	$ 40,490				$ 89,034	$ 107,309
Advanced technology systems	12,455	16,296				13,238	45,521
Industrial coating & automotive systems	(1,373)	521				(5,437)	5,891
Corporate	(6,159)	(6,010)				(28,003)	(16,802)

Total operating profit by business segment	$ 37,178	$ 51,297				$ 68,832	$ 141,919

	Third Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
SALES BY GEOGRAPHIC REGION	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

United States	$ 58,524	$ 76,717	-23.7%	-	-23.7%	$ 169,924	$ 233,912	-27.4%	-	-27.4%
Americas	14,456	20,794	-22.3%	-8.2%	-30.5%	39,041	54,603	-18.2%	-10.3%	-28.5%
Europe	73,060	118,471	-29.2%	-9.1%	-38.3%	214,709	322,966	-22.1%	-11.4%	-33.5%
Japan	19,127	23,745	-24.8%	5.4%	-19.4%	58,644	73,118	-25.1%	5.3%	-19.8%
Asia Pacific	41,106	48,635	-11.5%	-4.0%	-15.5%	99,403	142,568	-25.4%	-4.9%	-30.3%

Total sales by geographic region	$ 206,273	$ 288,362	-24.0%	-4.5%	-28.5%	$ 581,721	$ 827,167	-24.2%	-5.5%	-29.7%

	Third Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2009	2008				2009	2008

Depreciation and amortization	$ 7,837	$ 8,098				$ 24,201	$ 23,645
Capital expenditures	$ 1,960	$ 7,763				$ 9,713	$ 17,885
Dividends paid	$ 6,125	$ 6,185				$ 18,361	$ 18,430

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 16, 2009
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-14%	United States	-20%
Advanced technology systems	-23%	Americas	-8%
Industrial coating & automotive systems	-38%	Europe	-27%
		Japan	-42%
Total	-21%	Asia Pacific	-

		Total	-21%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

CONTACT:
Nordson Corporation
Media & Investor Contact:
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
jjaye@nordson.com